EXHIBIT 99.1

AGREEMENT REGARDING JOINT FILING

OF STATEMENT

The undersigned agree to file jointly with the Securities and Exchange Commission (the “SEC”) any and all statements on Schedule 13D or Schedule 13G or Forms 3, 4 or 5 (and any amendments or supplements thereto) required under sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of the securities of any issuer. For that purpose, the undersigned hereby constitute and appoint Coastlands Capital LP, a Delaware limited partnership, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

Dated: November 6, 2026

COASTLANDS CAPITAL LP		COASTLANDS CAPITAL PARTNERS LP

By: Coastlands Capital LLC,		By: Coastlands Capital GP LLC,
General Partner		General Partner

By:	/s/ Mark Shamia	By:	/s/ Mark Shamia
Mark Shamia		Mark Shamia
Chief Operating Officer		Chief Operating Officer

COASTLANDS CAPITAL LLC		COASTLANDS CAPITAL GP LLC

By:	/s/ Mark Shamia	By:	/s/ Mark Shamia
Mark Shamia		Mark Shamia
Chief Operating Officer		Chief Operating Officer

/s/ Matthew D. Perry
Matthew D. Perry